Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SIXTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 19, 2017, is by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”; together with Parent each, individually, a “Borrower” and, collectively, the “Borrowers”), ATI TECHNOLOGIES ULC, an Alberta unlimited liability corporation (the “Canadian Guarantor” and together with the Borrowers, the “Obligors”), the Lenders (as defined below) party hereto, and BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement (defined below).
W I T N E S S E T H
WHEREAS, the Obligors, certain banks and financial institutions from time to time party thereto (the “Lenders”), and the Agent are parties to that certain Amended and Restated Loan and Security Agreement dated as of April 14, 2015 (as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of June 10, 2015, that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of April 29, 2016, that certain Third Amendment to Amended and Restated Loan and Security Agreement dated as of June 21, 2016, that certain Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of September 7, 2016, and that certain Fifth Amendment to Amended and Restated Loan and Security Agreement dated as of March 21, 2017, and as the same has been further amended, restated, supplemented, or otherwise modified until the date hereof, the “Loan Agreement”); and
WHEREAS, the Obligors have requested, and the Agent and Lenders party hereto have agreed to, subject to the terms and conditions hereof, an amendment of certain provisions of the Loan Agreement, as set forth herein.
NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO LOAN AGREEMENT
1.1    Amendment to Definitions.
(a)    The following definitions are hereby added to Section 1.1 of the Loan Agreement in appropriate alphabetic order:
“Sixth Amendment Effective Date” means September [__], 2017.
(b)    The following definition in Section 1.1 of the Loan Agreement is hereby amended so that its reads, in its entirety, as follows:
“Qualified Factor Arrangement”: a factoring, invoice discounting, supply chain finance arrangement or similar arrangement entered into by an Obligor and disclosed in writing to Agent, pursuant to which such Obligor agrees to assign from time to time to a Qualified Factor its right, title and interest in certain of such Obligor’s Accounts owing from a Permitted Account Debtor, provided, that in connection therewith, the applicable agreements and other documentation entered into with respect to such arrangement satisfies all of the following conditions as determined by Agent in its Permitted Discretion: (a) such Obligor does not grant (and the Qualified Factor does not otherwise obtain) any Liens on any Collateral other than Qualified Factor Accounts; (b) the applicable agreements and other documentation entered into with respect to such arrangement are in form and substance satisfactory to Agent in its Permitted Discretion; (c) Accounts sold pursuant to the terms of a Qualified Factor Arrangement shall be identified as Accounts that are not Eligible Accounts on any Borrowing Base Certificate delivered to Agent until such Accounts are no longer outstanding; (d) the portion of the purchase price with respect to any Qualified Factor Account that must be paid in cash to a Subject Account at the time of such purchase shall not be less than 97% (or such lesser percentage as the Agent may determine from time to time in its Permitted Discretion, but in any event not less than 87.5%) of the original invoiced amount (net of any credit notes applied by the applicable Permitted Account Debtor) of such Qualified Factor Account, and to the extent so provided in the applicable agreements and other documentation entered into with respect to such arrangement, all or a portion of the remaining original invoiced amount may be payable to an Obligor as a deferred purchase price when the Account is paid by the applicable Permitted Account Debtor; (e) Agent and the Qualified Factor shall have entered into an agreement setting forth the conditions upon which Agent’s liens in the Qualified Factor Account will be released or subordinated, which agreement shall be in form and substance satisfactory to Agent in its Permitted Discretion (each such agreement, an “Agent/Factor Agreement”); and (f) the aggregate face amount of outstanding Qualified Factor Accounts permitted to be held or owing to such Qualified Factor or subject to repurchase by an Obligor at any time, without duplication, shall be subject to a limit (the “Qualified Factor Maximum Amount”), which, together with the Qualified Factor Maximum Amount for each other Qualified Factor (if any) held or owing to such Qualified Factor or subject to repurchase by an Obligor at such time, without duplication, shall not exceed (i) during the first Fiscal Quarter of each Fiscal Year, $220,000,000 in the aggregate, (ii) during the second and third Fiscal Quarter of each Fiscal Year, $300,000,000 in the aggregate, and (iii)(x) from the first day of the fourth Fiscal Quarter of each Fiscal Year to December 20 of each Fiscal Year, $300,000,000 in the aggregate (provided that, not more than $220,000,000 of such amount may consist of Qualified Factor Accounts sold in such period) and (y) from December 21 of each Fiscal Year to and including the last day of the fourth Fiscal Quarter of each Fiscal Year, $220,000,000 in the aggregate, provided that, with respect to any particular Permitted Account Debtor whose Qualified Factor Accounts are subject to a Qualified Factor Arrangement, the Agent may establish from time to time in its Permitted Discretion sublimits under such Qualified Factor Maximum Amount with respect to such Qualified Factor Accounts. In connection with any Qualified Factor Arrangement, in addition to any other Availability Reserves or eligibility criteria that Agent may from time to time establish hereunder in its Permitted Discretion, Borrowers agree that Agent may impose Availability Reserves or Eligible Account ineligibles with respect to Accounts owing to a Qualified Factor or its Affiliates. Anything in this Agreement to the contrary notwithstanding, effective immediately upon the occurrence of an Event of Default, Obligors shall no longer be able to sell or assign any Qualified Factor Accounts under any Qualified Factor Arrangements. For the avoidance of doubt, funds held in any deposit account maintained by or for the benefit of a Qualified Factor in connection with a Qualified Factor Arrangement shall not constitute Domestic Cash for the purposes of the Loan Documents, whether or not such deposit accounts are owned by an Obligor. For purposes of this definition, a Qualified Factor Account in respect of which a Borrower is not the servicer for such Qualified Factor Account shall be considered held or owing to a Qualified Factor, or subject to repurchase by an Obligor, from the date of sale to such Qualified Factor until the earlier of (i) the date on which an Obligor repurchases such Qualified Factor Account and (ii) the scheduled due date thereof at the time of such sale.
ARTICLE II
CONDITIONS TO EFFECTIVENESS
2.1    Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Sixth Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):
(a)    Executed Amendment. The Agent shall have received a copy of this Amendment duly executed by each of the Obligors, the Required Lenders and the Agent.
(b)    Default. Before and after giving effect to this Amendment, no Default or Event of Default shall exist.
(c)    Expenses. The Agent shall have received from the Borrowers (or shall be satisfied with arrangements made for the payment thereof) such fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby pursuant to the terms of the Loan Agreement, provided that, neither Agent nor any Lender shall be entitled to a fee in respect of this Amendment.
ARTICLE III
MISCELLANEOUS
3.1    Amended Terms. On and after the Sixth Amendment Effective Date, all references to the Loan Agreement in each of the Loan Documents shall hereafter mean the Loan Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Loan Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
3.2    Representations and Warranties of Obligors. Each of the Obligors represents and warrants as follows:
(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)    This Amendment has been duly executed and delivered by such Obligor and constitutes such Obligor’s legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Obligor of this Amendment that has not already been obtained or made.
(d)    The representations and warranties set forth in Section 9 of the Loan Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
(e)    Immediately before and after giving effect to this Amendment, no event has or will have occurred and be continuing which constitutes a Default or an Event of Default.
3.3    Reaffirmation of Obligations. Each Obligor hereby ratifies the Loan Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Loan Agreement and the other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations pursuant to the terms of the Loan Documents.
3.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Loan Agreement.
3.5    Expenses. The Borrowers agree to pay costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment pursuant to the terms of the Loan Agreement.
3.6    Further Assurances. The Obligors agree to promptly take such action, upon the reasonable request of the Agent, as is necessary to carry out the provisions of this Amendment.
3.7    Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
3.8    Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
3.9    No Actions, Claims, Etc. As of the date hereof, each of the Obligors hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act, under the Loan Agreement on or prior to the date hereof.
3.10    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.
3.11    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.12    Consent to Forum; Service of Process; Waiver of Jury Trial. The provisions set forth in Sections 14.15 and 14.16 of the Loan Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

OBLIGORS:	ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title:    Senior Vice President, Chief Financial Officer and Treasurer

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title:    Chief Financial Officer

ATI TECHNOLOGIES ULC, an Alberta unlimited liability corporation

By:    /s/Devinder Kumar
Name: Devinder Kumar
Title:    President & Chief Executive Officer

AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender

By:    /s/Ron Bornstein
Name: Ron Bornstein
Title:    Senior Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:    /s/Maria Quintanilla
Name: Maria Quintanilla
Title:    Authorized Signatory
BARCLAYS BANK PLC, as a Lender

By:    /s/Marguerite Sutton
Name: Marguerite Sutton
Title:    Vice President
JPMORGAN CHASE BANK, N.A., as a Lender

By:    /s/Peter B. Thauer
Name: Peter B. Thauer
Title:    Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:    /s/Doreen Barr
Name: Doreen Barr
Title:    Authorized Signatory

By:    /s/Lingzi Huang
Name: Lingzi Huang
Title:    Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:    /s/David Cirigliano
Name: David Cirigliano
Title:    Authorized Signatory

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